ADMINISTRATION AGREEMENT


         AGREEMENT dated as of January , 1999, between COLONIAL TRUST IV, a Massachusetts business trust (the "Trust"), with respect to each of Liberty [XYZ] Income Fund, Liberty [XYZ] Balanced Fund, and Liberty [XYZ] Growth Fund (collectively the "Funds"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (the "Administrator").

         In consideration of the promises and covenants herein, the parties agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Funds and for performing the administrative functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) preparing and, if applicable, filing all documents required for compliance by the Trust and the Funds with applicable laws and regulations, including registration statements, registration fee filings, semi-annual and annual reports to shareholders, proxy statements and tax returns; (d) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; (e) coordinating and overseeing the activities of the Trust's other third-party service providers to the Funds; and (f) maintaining books and records of the Funds (exclusive of records required by Section 31(a) of the 1940 Act). Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Funds, by Liberty Asset Management Company ("LAMCO") under the Management Agreement between LAMCO and the Trust on behalf of the Funds.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. Each Fund shall pay the Administrator monthly a fee at the annual rate of 0.20% of the average daily net assets of such Fund.

4. This Agreement shall become effective as of the date of its execution, and may be terminated without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party.

5.   This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or any of the Funds, to any shareholder of the Trust or the Funds or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

                                          COLONIAL TRUST IV on behalf
                                          of  Liberty   [XYZ]  Income
                                          Fund,     Liberty     [XYZ]
                                          Balanced  Fund, and Liberty
                                          [XYZ] Growth Fund


                                     By:  _____________________________
                                          J. Kevin Connaughton
                                          Controller

                                          COLONIAL MANAGEMENT ASSOCIATES, INC.


                                     By:  _____________________________
                                          Nancy L. Conlin
                                          Senior Vice President


         A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.